Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and thank you for standing by. Welcome to the First Quarter 2011 Harvard Bioscience Earnings Conference Call. At this time, all participants are in listen-only mode. Later we’ll conduct a question-and-answer session and instructions will be given at that time. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Tom McNaughton, CFO. Sir, please begin.

Thomas McNaughton, Chief Financial Officer

Thank you, Sayeed, and good morning everyone.

Thank you for joining us to discuss our results for the first quarter of 2011. Chane Graziano, our CEO, and David Green, our President, are also on the call today.

After the Safe Harbor statement, I will turn the call over to Chane and David who will present comments on the company’s first quarter performance, on the status of our new regenerative medicine device business, and our outlook for the second quarter and this year. Lastly, I will present some additional financial highlights related to our balance sheet. Following these comments, we will open the call for any questions.

In our discussion today, we may make statements that constitute forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those projected due to risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and our other public filings.

Any forward-looking statements, including those related to our future results, represent our estimates as of today and should not be relied upon as representing our estimates of any subsequent day. Further information regarding forward-looking statements and risk factors is included in the press release issued earlier today reporting our first quarter results.

Please note that during this call, we will discuss non-GAAP financial measures, because we believe that those measures provide an enhanced understanding of how our businesses are performing. These non-GAAP measures approximate information used by our management to internally evaluate the operating results of the company. For each non-GAAP financial measure discussed, we have made available as part of our press release or on our website in the Investor Relations section a reconciliation to the most directly comparable GAAP financial measure.

Additionally, any material, financial or other statistical information presented on the call, which is not included in our press release will be archived and available in the Investor Relations section of our website. Look on the Investor Relations section of our website and then click on the Investor Presentations or website icon as appropriate.

A replay of this call will also be archived at the same location on our website. Our website is located at www.harvardbioscience.com. Lastly, all financial information presented in this conference call relates to our continuing operations unless otherwise stated.

I will now turn the call over to Chane.

Chane Graziano, Chairman and Chief Executive Officer

Thank you, Tom, and good morning everyone.

We are pleased to have met our revenue and non-GAAP adjusted earnings per share guidance in the first quarter for our core Life Science Research Tools business. We achieved these results despite some softness in the market that we believe will prove to be temporary. Funding from NIH, a key financial sponsor to our research customers, was slower than expected during the first quarter due to the threatened U.S. Federal government shutdown in March. Additionally, our exports to Japan were negatively impacted by the effects of the tragedy there.

In April, orders in this segment of our business have strengthened, giving us confidence that the softness experienced during the first quarter was temporary. Therefore, we are maintaining our revenue and earnings guidance for 2011.

For the second quarter we expect revenues to be in the $28 million to $29 million range and non-GAAP adjusted earnings per share for core Life Science Research Tools business which excludes Regenerative Medicine Device business to be in the $0.10 to $0.11 range. For the year we expect revenues to be in the $113 million to $115 million range and non-GAAP adjusted earnings per share for the core business to be in the $0.41 to $0.43 range.

We also continue to be very optimistic about our Regenerative Medicine business. In this business we are on track in the development of projects for both the cell injector and the new clinical organ bioreactor. We expect the investment in the development of these products to be within our budget of $0.01 to $0.02 per share for the second quarter of 2011 and within our previously stated guidance of $0.05 to $0.06 for the year.

Therefore we expect our overall non-GAAP adjusted earnings per share, combining the earnings of the core Life Science Research Tools business and the investment in the Regenerative Medicine business, to be in the $0.08 to $0.10 for the second quarter and $0.36 to $0.37 range for the year.

Our guidance does not include the impact of any future acquisitions.

I will now turn the call over to David.

David R. Green, President

Thank you, Chane.

As Chane mentioned we are pleased to have met guidance despite the softness in both the U.S. academic sector and Japan. The weakness was caused by two factors, first the reduced rate of NIH funding due to the lack of the U.S government budget for the fiscal year 2010-2011 which culminated in the threat of a federal government shutdown in March, and second the effect of the tragic earthquake and tsunami in Japan.

In the U.S. academic sector for the Harvard Apparatus business, bookings were down 13% in Q1 2011 versus Q1 2010. In Q1, in Japan, bookings for the Harvard Apparatus business were down 30%. Through the first 25 days of April, overall U.S. bookings which include both U.S. academic sector and exports to Japan were up 27% over the same period of 2010. Therefore we believe the softness in Q1 was a temporary effect and do not think it’s a trend. As a result we’re maintaining our guidance for the full year of 2011.

On the Regenerative Medicine Device business, I am pleased to report that we are continuing our collaboration with leading surgeons in developing the design of a bioreactor intended to perform the regeneration of human organs for transplant. This new bioreactor design will include both a reusable life support and measurement system and a disposable chamber where the organ is actually grown. A disposable element is desirable clinically as it ensures sterility and a lower cost of production. It’s also attractive as a business model as it allows us to generate revenue on a per procedure basis and not only on the basis of selling instruments. This business model is well-established in the clinical products field.

On the clinical stem cell therapy injector, I am pleased to report that this project is on track for submission to regulatory agencies in both the EU and USA late in 2011.

Since there are many small scale regenerative medicine businesses I think it is worth reiterating our distinctive business strategy. Our strategy in regenerative medicine is first, to create devices not to discover pharmaceuticals or cells, as we think this reduces risk compared to a therapeutics company. Second, to build these devices on our existing technologies and brands as this reduces the investment needed to get to market, and third to develop devices with a significant disposable revenue stream as this allows us to participate on a per-procedure basis and not just on the sale of an instrument.

We believe that based on the approximately 30,000 organ transplants currently performed in the U.S. every year and the additional 100,000 patients on the U.S. transplant waiting list for lack of a donor organ, we believe that eventually, the revenue potential of our regenerative medicine device business could be hundreds of millions of dollars a year.

In 2010, we invested approximately $900K in regenerative medicine. In 2011, we anticipate investing approximately $2 million to $2.5 million, or $0.05-$0.06 per share as we finish the engineering work on the stem cell therapy injector, which we plan to submit to the FDA in late 2011, and continue design work on a bioreactor designed to grow large human organs like lungs and hearts.

On our Q4 2010 call two months ago, we stated that we intended to review our strategic alternatives for maximizing the value we can create for our stockholders in the regenerative medicine business. We are doing this because we believe there may be opportunities to increase the addressable market size in the regenerative medicine field by partnering with third parties who can bring additional funding, technology, or both. We have had discussions with a number of third-party advisors regarding the best way to do this and are pleased with the progress so far. If a significant milestone, such as an investment or a partnering agreement is reached, we will announce it in a press release.

I’ll now turn the call over to Tom for some additional comments.

Thomas McNaughton, Chief Financial Officer

Thank you, David.

The company ended the first quarter of 2011 with cash and cash equivalents of $20.1 million compared to $19.7 million at December 31, 2010. As of March 31, 2011 and December 31, 2010, the company had borrowings of $17.1 million and $18 million, respectively, outstanding under its credit facility. Total cash and cash equivalents net of debt was $3 million and $1.7 million at March 31, 2011 to December 31, 2010, respectively.

Trade receivables were $14.6 million and inventories were $17.9 million as of March 31, 2011, compared to $14.5 million and $14 million even as of March 31, 2010, respectively. Our trade receivables remain approximately flat year-to-year. DSO was 51 days for both Q1 2011 and Q1 2010.

Inventories increased by $3.9 million, or 27.9% year-to-year. The increase included $0.6 million, or 4.3% attributable to our Coulbourn Instruments subsidiary acquisition in August 2010 and $0.5 million, or 3.3% in the currency effect of a weaker dollar. Adjusting for the effect of foreign currency fluctuation and excluding the effects of acquisitions, the inventory balance year-to-year increased by $2.8 million, or 20.3%. The increase mainly occurred at our Harvard U.S., Biochrom U.K. and Denville businesses. This increase reflected a combination of several factors, including new product introductions and volume purchases to ensure sufficient supply and favorable pricing. Inventory turns for 3.3 times for the three months ended March 31, 2011 compared with 3.8 times for the same period of 2010.

We will now open the call for any questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] We have a question from Sung Ji Nam from Gleacher & Company.

<Q – Sung Ji Nam>: Hi, thanks for taking the question, just some quick ones. Could you talk about – you mentioned your weakness in the U.S. and Japan in terms of the academic market. Could you comment on your European exposure and what you saw this quarter versus last year and then also kind of what your outlook is there for the rest of the year?

<A – David R. Green>: Well Sung Ji, this is David. Excuse me – for the Harvard operated business in Q1, Europe was actually fairly flat and we mentioned through the first 25 days of April the Japan business and the U.S. academic sector was up about 27%. Our European businesses have also been very strong in April as well. So I am aware that other companies have reported weakness in Europe, we have not seen that.

<Q – Sung Ji Nam>: Okay, great, that’s helpful. And then could you talk about some of the near term milestones for your – the organ bioreactors and kind of what we should expect maybe for the balance of the year?

<A – David R. Green>: Sure. I think the first major milestone you’re going to see will actually not be for the organ bioreactor. It will be for the clinical stem cell therapy injector. And I think submitting that for approval with the regulatory agencies in the EU and in the U.S., which we expect to have them by the end of this year, I think will be the first major milestone there. I think on the bioreactor side, I think the major milestones there will not really be in 2011. I think we’re just starting the design process there in collaboration with the leading surgeons who are doing this kind of work. So I don’t really anticipate major milestones there, probably not until 2012.

<Q – Sung Ji Nam>: Okay. And for the Hollow Organ Bioreactor, do you – I believe you have over a dozen patients currently who have been transplanted with a hollow organ. Do you anticipate more this year or is that something that..?

<A – David R. Green>: Yes, we do. The surgeons who conducted those was Dr. Paolo Macchiarini, the one who did the first surgery using the bioreactor and he is continuing to treat patients on a case-by-case basis as they present with tracheal defects across a range of different conditions from tracheal cancer to traumas of the trachea and bronchi. So yes, we anticipate that that will continue throughout this year.

<Q – Sung Ji Nam>: Great. Thank you so much.

Operator:  Thank you. [Operator Instructions]

<A – David R. Green>: If there are no further questions...

Operator:  I’m showing no questions at this time sir.

Chane Graziano, Chairman and Chief Executive Officer

All right. Thank you. I thank everyone for joining our call today. We are very pleased with our results for the first quarter 2011 and are optimistic about the outlook for our Core Life Science Research Tools business and our new Regenerative Medicine Device business for this year. Have a great day. Thank you.

Operator:  Ladies and gentlemen, thank you for participating in today’s conference. This concludes our program for today. You may all disconnect and have a wonderful day.